UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

LA JOLLA PHARMACEUTICAL COMPANY

(Name of Registrant as Specified In Its Charter)

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Company Contact:
Gail A. Sloan
Vice President of Finance and Secretary
La Jolla Pharmaceutical Company
858-452-6600
gail.sloan@ljpc.com

LA JOLLA PHARMACEUTICAL COMPANY TO SEEK
STOCKHOLDER APPROVAL OF DISSOLUTION

SAN DIEGO, OCTOBER 14, 2009 — La Jolla Pharmaceutical Company (NASDAQ: LJPC) today announced that it has called a special meeting of stockholders for October 30, 2009 for the purpose of voting on a Plan of Complete Liquidation and Dissolution. If approved, the Company would expect to dissolve shortly after the stockholders’ meeting and then commence a liquidation process through which the Company expects that it would satisfy remaining creditor obligations and distribute any remaining cash once the dissolution is complete.

As of August 31, 2009, the Company had cash, net of liabilities and obligations, of approximately $4.4 million. After projected operating and shut down costs, the Company projects that there will be between $0.028 and $0.045 per share available for distribution to holders of the approximately 66 million shares of common stock issued and outstanding. Included in the cash balance as of August 31, 2009 were the proceeds from the Company’s sale of the SSAO assets. As of that same date, the Company had written down the value of the Riquent program and related assets to zero and expects that the Riquent patents will lapse as a result of the Company’s decision to cease all ongoing patent maintenance activities and related expenditures. As a result of these actions, the Company has no ongoing research programs.

While the Company is seeking stockholder approval for the dissolution, the Company expects that it will maintain its listing on the NASDAQ Capital Market. However, if the dissolution is not completed by November 6, 2009, the Company expects that NASDAQ will take action at that time to commence proceedings to delist the Company’s common stock.

Complete details regarding the dissolution proposal to be considered at the special meeting can be found in the Company’s proxy statement on Schedule 14A, filed with the SEC on October 1, 2009. A copy of the proxy statement is available on the Company’s website at www.ljpc.com and was mailed to record holders on October 7, 2009. Stockholders are urged to return proxies and vote on the dissolution proposal before the date of the special meeting; voting early may save the Company additional proxy solicitation costs.

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements in this press release involve significant risks, assumptions and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. For example, there can be no assurance that the Company will receive the stockholder approval necessary to approve the pending dissolution or that the net proceeds available for distribution to the Company’s stockholders will be as projected. Readers should not rely on forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements are subject to the risks, uncertainties and other factors described above and in the “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2008 and in subsequent quarterly reports on Form 10-Q. The Company expressly disclaims any intent to update forward-looking statements.

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